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                                                                  EXHIBIT (c)(3)

                                  May 6, 1999

George S. Burr
Helen L. Burr
The Harold Hindman Trust, dated 4/11/69
c/o Instron Corporation
100 Royall Street
Canton, Massachusetts 02021

Gentlemen:

     Reference is hereby made to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 6, 1999, among Kirtland Capital Partners III L.P., an Ohio limited partnership ("KCP"), ISN Acquisition Corporation, a Massachusetts corporation ("MergerCo"), and Instron Corporation, a Massachusetts corporation (the "Company"). Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

     1. CONCERNING ROLLOVER. This letter agreement (this "Agreement") memorializes our mutual understanding and agreement relating to your willingness to maintain an equity ownership position in the Company following the completion of the Merger. To this end, you hereby (i) agree that, from and after the date hereof and upon the request of the Company or KCP, you will take such actions as may be reasonably necessary to exchange an aggregate of, subject to Section 2, 160,000 shares of Common Stock owned by you (comprised of 60,000 shares by Mr. Burr, 20,000 shares by Mrs. Burr and 80,000 shares by The Harold Hindman Trust, dated 4/11/69 (the "Hindman Trust")) for an aggregate of 32,000 shares of Series B Stock (comprised of 12,000 shares by Mr. Burr, 4,000 by Mrs. Burr and 16,000 shares by the Hindman Trust) pursuant to customary documentation reasonably acceptable to KCP, the Company and you, and (ii) consent to the conversion at the Effective Time of all such shares of Series B Stock into a like number of shares of Surviving Corporation Common Stock pursuant to customary documentation reasonably acceptable to KCP, the Company and you. It is the intention of the parties hereto that the rollover of stock described above be structured on a tax-free basis, and the parties agree to use their respective reasonable best efforts to attempt to give effect to such intentions. Simultaneously with the execution and delivery hereof, KCP is entering into a letter agreement with certain members of management of the Company (the "Management Stockholders") providing for their continued participation in the equity ownership of the Company as set forth in Exhibit A attached hereto. A fully executed copy of such letter agreement is being delivered to you simultaneously herewith. KCP hereby agrees that, subject to the satisfaction of the conditions set forth in the Merger Agreement, at the Effective Time: (i) it will and will cause its affiliates to provide all of the equity capital necessary to consummate the Transactions other than the equity capital (a) that you will be providing as described above and (b) that will be provided by the Management Stockholders as set forth on Exhibit A attached hereto, (ii) it will and will cause its affiliates to provide such equity capital by means of the issuance to KCP and its affiliates of shares of Surviving Corporation Common Stock, and (iii) the purchase price for each such share purchased by KCP and its affiliates shall be $110 payable solely in cash. At the Effective Time, you agree to execute and deliver the Stockholders Agreement substantially in the form attached hereto as Exhibit B.

     2. CERTAIN AGREEMENTS. At the Effective Time, each of you, the Company and KCP will execute and deliver (and KCP will cause each of its affiliates who are stockholders of the Company to execute and deliver) a registration rights agreement, in customary form, providing "piggyback" registration rights to you, subject to customary "cutbacks," as recommended by the underwriters participating in any particular underwritten equity offering. Following the date hereof, KCP and its independent accountants will consider alternative strategies proposed by you and/or your representatives to reduce by up to an aggregate of 50,000 shares (18,750, 6,250 and 25,000 for each of you, respectively) the number of shares of Common Stock to be exchanged by you as contemplated by
Section 1 hereof (it being understood that, in considering any such strategy, KCP will use its reasonable best efforts to assist in the achievement of this objective but that KCP need not agree to any such strategy unless KCP, its independent accountants and the Company are able to attain at least the same level of

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comfort that the Merger will receive recapitalization accounting treatment utilizing any such strategy as has been determined by KCP and its independent accountants based on the rollover of an aggregate of 160,000 shares (60,000, 20,000 and 80,000 from each of you, respectively) of Common Stock as contemplated in Section 1 hereof). If KCP, its independent accountants and the Company are able to attain at least the same level of comfort as set forth in the previous sentence to the satisfaction of each of them, then KCP and the Company will use their reasonable best efforts to implement such strategy and reduce the number of shares to be exchanged by you as contemplated by Section 1 to the extent set forth in this Section 2. In the event that (i) you do not propose any alternative strategies, (ii) your proposed alternative strategy or strategies do not provide each of KCP, its independent accountants and the Company with the same level of comfort as set forth above or (iii) KCP and the Company cannot implement your proposed alternative strategy or strategies in accordance with the previous sentence, you will participate in the exchange as contemplated by Section 1 hereof to the full extent of the 160,000 shares (60,000, 20,000 and 80,000 from each of you, respectively) set forth therein. You should understand that, while KCP and its independent accountants will use their reasonable best efforts as set forth above, no assurance can be given that such a reduction can be achieved. Each of you hereby acknowledge that KCP is entering into the Merger Agreement on the assumption that the Merger will qualify as a recapitalization for accounting purposes and would not have entered into the Merger Agreement if this objective could not have been achieved.

     3. CERTAIN REPRESENTATIONS BY YOU. Each of you hereby represent and warrant as follows:

          (a) You have the legal capacity or (as applicable) power and authority to enter into and perform all of your obligations under this Agreement. The execution, delivery and performance of this Agreement by you will not violate any other agreement to which you are a party. This Agreement has been duly and validly executed and delivered by you and constitutes a valid and binding agreement, enforceable against you in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and principles of equity affecting creditors' rights and remedies generally. There is no beneficiary or holder of a voting trust certificate or other interest in any trust of which you are a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by you of the transactions contemplated hereby.

          (b)(i) Except for any filings under federal and state securities laws and the filings referred to in Article VII of the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by you and the consummation by you of the transactions contemplated hereby and
     (ii) none of the execution and delivery of this Agreement by you, the consummation by you of the transactions contemplated hereby or compliance by you with any of the provisions hereof (A) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third-party right of termination, cancellation, material modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which you are a party or by which you or any of your properties or assets may be bound, or (B) violates any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to you or any of your properties or assets.

          (c) You understand and acknowledge that KCP is entering into, and causing MergerCo to enter into, the Merger Agreement in reliance upon your execution and delivery of this Agreement.

          (d) You are an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended.

     4. CERTAIN REPRESENTATIONS BY KCP. KCP hereby represents and warrants to you as follows:

          (a) KCP has the power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by KCP will not violate any other agreement to which it is a party. This Agreement has been duly and validly executed and delivered by KCP and constitutes a valid and binding agreement of KCP, enforceable against KCP in accordance with its

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     terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and principles of equity affecting creditors' rights and remedies generally.

          (b)(i) Except for any filings under federal and state securities laws and the filings referred to in Article VII of the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by KCP and the consummation by KCP of the transactions contemplated hereby and
     (ii) none of the execution and delivery of this Agreement by KCP, the consummation by KCP of the transactions contemplated hereby or compliance by KCP with any of the provisions hereof (A) conflicts with or results in any breach of any organizational documents applicable to KCP, (B) results in a violation or breach of, or constitutes (with or without notice of lapse of time or both) a default (or gives rise to any third-party right of termination, cancellation, material modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which KCP is a party or by which KCP or any of its properties or assets may be bound, or (C) violates any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to KCP or any of its properties or assets.

          (c) KCP understands and acknowledges that you are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by KCP.

     5. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, PROVIDED that the foregoing shall not require any party hereto to waive or amend any of its rights under this Agreement or any of the exhibits, together with the Voting Agreement, hereto.

     6. TERMINATION. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms or execution and delivery of the Stockholders Agreement.

     7. MISCELLANEOUS.

     (a) ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     (b) BINDING AGREEMENT. This Agreement and the obligations hereunder shall be binding upon the successors and, subject to Section 7(c) below, the assigns of the parties hereto, including, without limitation, your heirs, guardians, administrators or successors.

     (c) ASSIGNMENT. This Agreement shall not be assigned without the prior written consent of the other parties.

     (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (e) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (f) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach, the

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aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (g) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative or exclusive, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (h) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (i) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

     (j) CHOICE OF LAW/CONSENT TO JURISDICTION. All disputes, claims or controversies arising out of this Agreement, or the negotiation, validity or performance of this Agreement, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States District Court for the District of Massachusetts (the "Massachusetts Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Massachusetts Courts and agrees not to plead or claim in any Massachusetts Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the Commonwealth of Massachusetts, to appoint and maintain an agent in the Commonwealth of Massachusetts as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the Commonwealth of Massachusetts. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the Commonwealth of Massachusetts, KCP does hereby appoint CT Corporation, 2 Oliver Street, Boston, Massachusetts 02109, as such agent.

     (k) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (l) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

     (m) NO AGREEMENT UNTIL EXECUTED. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (i) the Board of Directors of the Company has approved, for purposes of Chapter 110F of the Massachusetts General Laws and any applicable provision of the Company's articles of organization, the terms of this Agreement, and (ii) this Agreement is executed by the parties hereto.

     (n) ATTORNEY'S FEES. KCP acknowledges that the Company will be responsible for the reasonable fees and expenses of the Other Stockholders' legal counsel in connection with the preparation and negotiation of this Agreement and the agreements contemplated hereby up to an aggregate of $40,000.

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     If the foregoing accurately sets forth our mutual understanding and agreement, kindly sign this Agreement in the space provided below.

                                          Very truly yours,

                                          KIRTLAND CAPITAL PARTNERS III L.P.

                                          By: Kirtland Partners Ltd., its
                                              General Partner

                                            By: /s/ THOMAS N. LITTMAN
                                               -------------------------
                                               Name: Thomas N. Littman
                                               Title:  Vice President

                                          Accepted and Agreed this      day of
                                          May, 1999:

                                          /s/ GEORGE S. BURR
                                          ------------------------------
                                          George S. Burr

                                          /s/ HELEN L. BURR
                                          ------------------------------
                                          Helen L. Burr

                                          THE HAROLD HINDMAN TRUST -- 4/11/69

                                          By: /s/ HAROLD HINDMAN
                                            ----------------------------
                                            Trustee

                                          By: /s/ ROBERT N. SHAPIRO
                                            ----------------------------
                                            Trustee

                                          INSTRON CORPORATION

                                          By: /s/ JOHN R. BARRETT
                                            ----------------------------
                                            Name: John R. Barrett
                                            Title:  Treasurer

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                                                                       EXHIBIT A

                                                        COMMON STOCK                    SURVIVING
                        OTHER                              TO BE         SERIES B      CORPORATION
                     STOCKHOLDER                       ROLLED OVER(1)    STOCK(1)    COMMON STOCK(1)
                     -----------                       --------------    --------    ---------------
George S. Burr.......................................      60,000         12,000         12,000
Helen L. Burr........................................      20,000          4,000          4,000
The Harold Hindman Trust.............................      80,000         16,000         16,000

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(1) Subject to Section 2.